Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into effective January 1, 2024 (“Effective Date”), by and between Kristin Yarema, Ph.D. (“Executive”) and Poseida Therapeutics, Inc. (“Company”).

The Executive has been employed by the Company pursuant to that certain Offer Letter Agreement dated as of February 22, 2023 (“Prior Agreement”);

The Company desires to continue to employ Executive and, in connection with such continued employment, to compensate Executive for Executive’s personal services to the Company pursuant to this Agreement, which shall amend, supersede and replace that certain Prior Agreement; and

Executive desires to continue to provide personal services to the Company in return for certain compensation.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1. EMPLOYMENT BY THE COMPANY.

1.1 At-Will Employment. Executive shall be employed by the Company on an “at will” basis, meaning either the Company or Executive may terminate Executive’s employment at any time, with or without cause or advanced notice. Any contrary representations that may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at will” nature of Executive’s employment with the Company, which may be changed only in an express written agreement signed by Executive and a duly authorized officer of the Company.

1.2 Position. Subject to the terms set forth herein, the Company agrees to employ Executive in the position of Chief Executive Officer (“CEO”), and Executive hereby accepts such employment.

1.3 Duties. As CEO, Executive will report to the Company’s Board of Directors (the “Board”) and/or its designee, performing such duties as are normally associated with Executive’s position and such duties as are assigned to Executive from time to time, subject to the oversight and direction of the Board or its designee, including work for or on behalf of affiliates of the Company such as its parent, subsidiaries or other group affiliates (together, the “Affiliates”). During the term of Executive’s employment with the Company, Executive will work on a full-time basis for the Company and will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company. Executive shall perform Executive’s duties under this Agreement principally out of the Company’s corporate headquarters in San Diego, California. In addition, Executive shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.

1.4 Company Policies and Benefits. The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Executive will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during Executive’s employment based on Executive’s then current role, duties and time commitment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. COMPENSATION.

2.1 Salary. Executive shall receive for Executive’s services to be rendered under this Agreement an initial base salary of $627,800 on an annualized basis, subject to review and adjustment by the Company in its sole discretion, payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (“Base Salary”).

2.2 Annual Incentive Compensation. During the period Executive is employed with the Company, Executive shall be eligible to earn for Executive’s services to be rendered under this Agreement a discretionary annual incentive compensation in the form of a cash bonus of up to sixty percent (60%) of earned Base Salary, based on achievement of individual and corporate performance targets, metrics and/or management-by-objectives (“MBOs”) to be determined and approved by the Company’s Board or the Compensation Committee of the Board (“Compensation Committee”) thereof. Annual incentive compensation is paid on an annual basis, after the close of the fiscal year and after determination by the Board (or the Compensation Committee thereof) of (i) the level of achievement of the applicable individual and corporate performance targets, metrics and/or MBOs, and (ii) the amount of the annual incentive compensation earned by Executive (if any). No annual incentive compensation is guaranteed and, in addition to the other conditions for earning such compensation, Executive must remain an employee in good standing of the Company (or one of its Affiliates) on the scheduled annual incentive compensation payment date in order to be eligible for any annual incentive compensation. This annual incentive compensation program will be the only incentive compensation, commissions, or other bonus program that will apply to Executive. The annual period over which performance is measured for purposes of this bonus is January 1 through December 31.

2.3 Equity Award. Subject to approval by the Board (or an authorized committee thereof), Executive will receive an equity award (“New Equity Award”). The New Equity Award will be delivered as a combination of an option to purchase 345,200 shares of the Company’s common stock (the “Option”) and restricted stock units to be issued 250,000 shares of the Company’s common stock (the “RSU”). The New Equity Award will be granted effective as of the first trading day of the month following the Effective Date, unless the Effective Date coincides with the first trading day of the month, in which case the New Equity Award will be granted effective as of the Effective Date or, in either case, as soon as administratively practicable thereafter. The New Equity Award is subject to the Company’s 2020 Equity Incentive Plan and the Company’s standard forms of stock option agreement and restricted stock unit award agreement, as applicable.

The Option shall be an incentive stock option to the maximum extent permissible under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The Option shall have an exercise price per share equal to the closing price of the Company’s common stock as reported on the Nasdaq Stock Market on the date of grant. The Option shares shall vest over time, subject to Executive’s continuous service to the Company on each applicable vesting date(s), as follows: 1/8th of the shares subject to the Option shall vest as of the 6-month anniversary of the specified vesting commencement date, with the balance vesting in 42 successive equal monthly installments thereafter.

The RSU shares shall vest over time, subject to Executive’s continuous service to the Company on each applicable vesting date(s), as follows: 1/4th of the shares subject to the RSU shall vest on each of the one-year, two-year, three-year and four-year anniversary of the specified vesting commencement date.

2.4 Expense Reimbursement. The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy, as the same may be modified by the Company from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Code: (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

2.5 Relocation Payment. Subject to Executive’s completed relocation to the San Diego, California area by no later than December 31, 2025 (the “Relocation”), Executive will be eligible for a one-time relocation payment of $75,000, less applicable withholdings and deductions (the “Relocation Payment”). The Relocation Payment will be paid to Executive as an advance, prior to it becoming earned, within ten (10) days following the Relocation completion date and Executive’s written confirmation to the Company of same, subject to Executive’s continued employment with the Company through such payment date. Executive will not earn the Relocation Payment unless Executive remains continuously employed with the Company through and until the two-year anniversary following the completed Relocation. If, prior to earning the Relocation Payment, Executive’s employment with the Company ends for any reason other than due to a Covered Termination (as defined in the Company’s Severance and Change in Control Plan), Executive shall be required to immediately repay the Company the full gross amount of the Relocation Payment previously paid to Executive.

2.6 Temporary Housing Reimbursement. Prior to the Relocation, but for no more than a maximum period of eighteen (18) months after the Effective Date, the Company will reimburse Executive, up to a maximum of $7,500 per month, for reasonable temporary housing rental or hotel lodging costs in the San Diego, California area. Executive’s right to this reimbursement is subject to timely submission of appropriate documentary evidence of expenses incurred in accordance with the Company’s reimbursement policies in effect from time to time. Any reimbursements provided under this Section will be paid to Executive within thirty (30) days after the date Executive submits receipts for the expenses, provided Executive submits those receipts within forty-five (45) days after incurring the expense. The Company will withhold from any such reimbursements the applicable income and employment tax withholdings.

3. PROPRIETARY INFORMATION, INVENTIONS, NON-COMPETITION AND NON-SOLICITATION Obligations. As a condition of Executive’s continued employment, Executive agrees to continue to abide by Executive’s previously executed Employee Proprietary Information and Invention Assignment Agreement attached as Exhibit A (“Proprietary Information Agreement”), which may be amended by the parties from time to time without regard to this Agreement. The Proprietary Information Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement. In addition, Executive will be subject to certain restrictions (including restrictions continuing after Executive’s employment ends) under the terms of Executive’s Proprietary Information Agreement.

4. OUTSIDE ACTIVITIES DURING EMPLOYMENT. During Executive’s employment by the Company, Executive will not, without the express written consent of the Board, directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venture, associate, representative or consultant of any person or entity engaged in, or planning or preparing to engage in, business activity competitive with any line of business engaged in (or planned to be engaged in) by the Company or its Affiliates. Notwithstanding the foregoing, Executive may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of Executive’s duties hereunder or present a conflict of interest with the Company or its Affiliates. The Board may withdraw its consent to Executive’s outside activities if the Board determines, in its sole discretion, that such activities compromise or threaten to compromise the Company’s or its Affiliates’ business interests or conflict with Executive’s duties to the Company or its Affiliates. This restriction shall not, however, preclude Executive (i) from purchasing or otherwise acquiring up to (but not more than) one percent (1%) of any class of securities of any enterprise (without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange, or (ii) from employment or service in any capacity with Affiliates of the Company.

5. NO CONFLICT WITH EXISTING OBLIGATIONS. Executive represents that Executive’s performance of all the terms of this Agreement does not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith. In Executive’s work for the Company and its Affiliates, Executive will be expected not to make any unauthorized use or disclosure of any confidential information or materials, including trade secrets, or any former employer or other third party; and not to violate any lawful agreement that Executive may have with any third party. By signing this Agreement, Executive represents that Executive is able to perform Executive’s job duties within these guidelines, and Executive is not in unauthorized possession or control of any confidential documents, information, or other property of any former employer or third party. In addition, Executive represents that Executive has disclosed to the Company in writing any agreement Executive may have with any third party (e.g., a former employer) which may limit Executive’s ability to perform Executive’s duties to the Company or its Affiliates or which could present a conflict of interest with the Company or its Affiliates, including but not limed to disclosure (and a copy) or any contractual restrictions on solicitations or competitive activities.

6. SEVERANCE AND CHANGE IN CONTROL PLAN. During Executive’s employment with the Company, Executive will continue to be eligible to participate in the Company’s Severance and Change in Control Plan. As a condition to Executive’s continued participation therein, Executive shall be required to execute the Amended and Restated Participation Agreement for the Severance and Change in Control Plan (the “Participation

Agreement”), a copy of which is attached as Exhibit B. The Severance and Change in Control Plan and Executive’s participation therein may be modified, amended and/or terminated at any time in the Company’s discretion. The parties acknowledge that Executive’s employment relationship with the Company is at-will. The provisions of the Severance and Change in Control Plan govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status. Executive agrees and acknowledges that there are no circumstances as of the date of this Agreement that constitute, and nothing contemplated in this Agreement shall be deemed for any purpose to be or to constitute, a Covered Termination, including for purposes of Executive’s prior Participation Agreement dated as of April 11, 2023 (the “Prior Participation Agreement”), or any other severance or change in control plan, agreement or policy maintained by the Company. Executive further hereby expressly waives any claim or right Executive may have as of the date of this Agreement (if any) to assert that this Agreement, or any other condition or occurrence, forms the basis for a Covered Termination, including for purposes of the Prior Participation Agreement, or any other severance or change in control plan, agreement or policy maintained by the Company.

7. COOPERATION WITH COMPANY AFTER TERMINATION OF EMPLOYMENT. Following termination of Executive’s employment for any reason, Executive agrees to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of Executive’s employment by the Company. Such cooperation includes, without limitation, making Executive available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions and trial testimony. In addition, for six months after Executive’s employment with the Company ends for any reason, Executive agrees to cooperate fully with the Company in all matters relating to the transition of Executive’s work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company. The Company will reimburse Executive for reasonable out-of-pocket expenses Executive incurs in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate Executive’s scheduling needs.

8. GENERAL PROVISIONS.

8.1 Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll, or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other.

8.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

8.3 Survival. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination, whether by expiration of the term, termination of Executive’s employment, or otherwise, for such period as may be appropriate under the circumstances.

8.4 Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with and services for the Company and its Affiliates, Executive and the Company both agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with and services for the Company and its Affiliates, or the termination of Executive’s employment with and services for the Company and its Affiliates, will be resolved pursuant to the Federal

Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in San Diego, California by JAMS, Inc. (“JAMS”) or its successors, before a single arbitrator under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). Both Executive and the Company acknowledge that by agreeing to this arbitration procedure, each waives the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This Section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event Executive intends to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. In any such proceeding, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that Executive or the Company would be entitled to seek in a court of law. Nothing in this Agreement is intended to prevent either the Company or Executive from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

8.5 Waiver. If either party should waive any breach of any provisions of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

8.6 Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements, including without limitation, the Prior Agreement. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein. The parties have entered into a separate Proprietary Information Agreement and have or may enter into separate agreements related to equity. These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

8.7 Amendment. This Agreement, with the exception of those changes expressly reserved to the Company’s discretion, may not be amended or modified except in a written instrument signed by both Executive and a duly authorized member of the Board, although it is understood that the Company may, from time to time, in its sole discretion, adjust the salaries, incentive compensation and benefits paid to Executive and the Company’s other employees, as well as job titles, locations, duties, responsibilities, assignments and reporting relationships without a written amendment to this Agreement.

8.8 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. This Agreement may be delivered and executed via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

8.9 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

8.10 Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon Executive’s death.

8.11 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

8.12 Interpretation. Any ambiguity in this Agreement shall not be construed against either party as the drafter.

IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement on the date first written above.

Poseida Therapeutics, Inc.

By:	/s/ Harry Leonhardt, Esq.
Name: Harry Leonhardt, Esq. Title: General Counsel, Chief Compliance Officer & Corporate Secretary

Executive:

/s/ Kristin Yarema, Ph.D.
Kristin Yarema, Ph.D.

Exhibit A

PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

Exhibit B

PARTICIPATION AGREEMENT